As filed with the Securities and Exchange Commission on February 26, 2013

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TELUS CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	4812 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)

Floor 8, 555 Robson Street
Vancouver, British Columbia V6B 3K9, Canada
Tel: (604) 697-8044

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 590-9200

(Name, address, and telephone number of agent for service)

Copies to:

Richard B. Aftanas Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Monique Mercier TELUS Corporation Floor 8, 555 Robson Street Vancouver, British Columbia V6B 3K9, Canada (604) 697-8044	Elizabeth J. Harrison, Q.C. Farris, Vaughan, Wills & Murphy LLP 26th Floor, 700 West Georgia Street Vancouver, British Columbia V7Y 1B3, Canada (604) 684-9151

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares (including Series A Rights)(1)	$67.54	$135,080,000	$18,424.92

(1)                Each Common Share is accompanied by a Common Share purchase right (a “Series A Right”) pursuant to the Shareholder Rights Plan Agreement, dated as of March 12, 2010 (the “Rights Plan”), between TELUS Corporation and Computershare Trust Company of Canada, as rights agent.  Until the occurrence of certain events specified in the Rights Plan, the Series A Rights will not be exercisable or evidenced separately from the Common Shares.

(2)                Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low sale prices of the Company’s Common Shares reported on the New York Stock Exchange on February 20, 2013.

PROSPECTUS

Amended and Restated Dividend Reinvestment and Share Purchase Plan

2,000,000 Common Shares

TELUS CORPORATION

We are offering our Common Shares through our Amended and Restated Dividend Reinvestment and Share Purchase Plan (the “Plan”).  The Plan provides you with an economical and convenient way to purchase additional Common Shares.  Our Common Shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “TU” and on the Toronto Stock Exchange (the “TSX”) under the symbol “T.”  On February 25, 2013, the last reported trading price of the Common Shares was US$67.39 on the NYSE and Cdn. $69.23 on the TSX. Some of the significant features of the Plan are as follows:

•                  You may purchase additional Common Shares by automatically reinvesting your cash dividends in our Common Shares.

•                  You may purchase additional Common Shares by making optional cash investments of Cdn. $100 to Cdn. $20,000 per calendar year.

•                  We have elected that all Common Shares acquired by the Plan Agent for Participants under the Plan will be acquired through the purchase of Common Shares on the open market.  We will provide advance notification to Participants if Common Shares will be acquired in the future by way of purchases from treasury.

•                  The price to you of all Common Shares purchased with the reinvestment of dividends will be the average price paid (excluding brokerage commissions, fees and transaction costs) on the open market per Common Share by the Plan Agent for all Common Shares purchased in respect of a Dividend Payment Date under the Plan.

•                  The price to you of all Common Shares purchased with optional cash payments will be the average price paid (excluding brokerage commissions, fees and transactions costs) on the open market per Common Share by the Plan Agent for all Common Shares purchased in respect of an Investment Date under the Plan.

•                  Your participation in the Plan is voluntary and you may commence or terminate your participation at any time.  If you do not elect to participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

Investing in our Common Shares involves risks. See “Forward-Looking Statements” on page 4 of this prospectus. See also “Risk Factors” on page 3 of this prospectus for a discussion of certain factors relevant to an investment in our Common Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2013.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and, accordingly, file reports with and furnish other information to the Securities and Exchange Commission (the “Commission”). Under the multi-jurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States. The reports and other information we file with or furnish to the Commission in accordance with the Exchange Act can be inspected and copied, at prescribed rates, at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for more information on the operation of the public reference room. The Commission maintains a website at www.sec.gov that contains reports and other information that we file or furnish electronically with the Commission. You can also find information about the Company on our website at www.telus.com. Any information that is included on or linked to our website is not a part of this prospectus.

We have filed under the U.S. Securities Act of 1933, as amended, which we refer to as the Securities Act, a registration statement on Form F-3 relating to the Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and our Common Shares, you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the Commission. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the Commission will automatically update and supersede that information. The following documents, which we have filed with or furnished to the Commission, are specifically incorporated by reference in this prospectus:

•                  our Annual Report on Form 40-F for the year ended December 31, 2011, which contains our audited financial statements for such fiscal year;

•                  all other reports filed by us under Section 13(a) or 15(d) of the Exchange Act, including reports on Form 6-K, since December 31, 2011; and

•                  the description of our Common Shares contained in our Registration Statement on Form 8-A filed on January 31, 2013 under Section 12 of the Exchange Act, including any amendment or report updating such description.

In addition, we incorporate by reference all Annual Reports on Form 40-F we file with the Commission between the date of this prospectus and the termination of the offering of the Common Shares.  We may also incorporate by reference future filings on Form 6-K by identifying in such forms that they are being incorporated in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference.  Requests for copies should be directed to TELUS Corporation — Corporate Secretary, 8th Floor, 555 Robson Street, Vancouver, British Columbia V6B 3K9, telephone number (604) 432-2151.

You may also inspect information about TELUS Corporation at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Our company is a “foreign private issuer” as defined in the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our Common Shares by our officers and directors are exempt from Section 16 of the Exchange Act.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES IN THE UNITED STATES

We are organized under the laws of British Columbia, Canada.  Many of our directors, controlling persons, officers and experts named in this prospectus are residents of Canada or other jurisdictions outside the United States and a substantial part of our assets are located outside the United States.  As a result, it may be difficult for shareholders to effect service within the United States upon those directors, controlling persons, officers and experts who are not residents of the United States, or to realize in the United States upon judgments of the courts of the United States that are based on the civil liability provisions of the United States federal securities laws.  We have been advised by Farris, Vaughan, Wills & Murphy LLP, our Canadian counsel, that, in their opinion, there is doubt about the enforceability in Canada against us or our directors, controlling persons, officers and experts who are not residents of the United States in original actions for enforcement of judgments of United States courts of liabilities based solely on United States federal securities laws.

RISK FACTORS

Before you decide to participate in the Plan and invest in our Common Shares, you should be aware of the following material risk in making such an investment. You should consider carefully this risk factor together with all risk factors and information included or incorporated by reference in this prospectus, including the matters set forth in the section “Risk and risk management” set forth in our Annual Report on Form 40-F, and in Management’s Discussion and Analysis of financial results set forth in our interim unaudited financial statements on Form 6-K, before you decide to participate in the Plan and purchase Common Shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested.

The price of our Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

FORWARD-LOOKING STATEMENTS

Certain statements contained and incorporated by reference in this prospectus constitute “forward-looking statements.” When used in this prospectus or the documents incorporated by reference herein, the words “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “product,” “forecast,” “outlook,” “potential,” “continue,” “should,” “likely” or the negative of these terms or other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts but reflect expectations, estimates and projections. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. These risks include, but are not limited to:

•                  Competition including: continued intense competitive rivalry across all services among established telecommunications companies, advanced wireless service (AWS) entrants, cable-TV providers, other communications companies and emerging over-the-top (OTT) services; active price and brand competition; our ability to offer an enhanced customer service experience; industry growth rates including wireless penetration gain; network access line losses; subscriber additions and subscriber retention experience for wireless, TELUS TV® and TELUS high speed Internet services; costs of subscriber acquisition and retention; pressures on wireless average revenue per subscriber unit per month (ARPU) such as through flat-rate pricing trends for voice and data, inclusive long distance plans for voice, and increasing availability of Wi-Fi networks for data; levels of smartphone sales and associated subsidy levels; and ability to obtain and offer data content across multiple devices on wireless and TV platforms.

•                  Technological substitution including: reduced utilization and increased commoditization of traditional wireline voice local and long distance services; increasing numbers of households that have only wireless telephone services; continuation of wireless voice ARPU declines such as through substitution to messaging and OTT applications such as Skype; and OTT IP services that may cannibalize TV and entertainment services.

•                  Technology including: subscriber demand for data that could challenge wireless network and spectrum capacity, and service levels; reliance on systems and information technology; broadband and wireless technology options, evolution paths and roll-out plans; reliance on wireless network access agreements; choice of suppliers and suppliers’ ability to maintain and service their product lines; wireless handset supplier concentration and market power; the expected benefits and performance of long-term evolution (LTE) wireless technology; dependence of rural LTE roll-out strategy on ability to acquire spectrum in the 700 MHz band; successful deployment and operation of new wireless networks and successful introduction of new products, new services and supporting systems; network reliability and change management (including risk of migration to new, more efficient Internet data centres (IDCs) and realizing the expected benefits); timing of future decommissioning of iDEN and CDMA wireless networks to redeploy spectrum and reduce operating costs, and the associated subscriber migration and retention risks; and successful upgrades and evolution of TELUS TV technology, which depends on third-party suppliers.

•                  Economic growth and fluctuations including: the strength and persistence of economic growth in Canada that may be influenced by economic developments in the United States, Europe, Asia and elsewhere; future interest rates; and pension investment returns and funding.

•                  Capital expenditure and spectrum license expenditure levels in 2013 and beyond due to our wireless deployment strategy for LTE and future technologies, wireline broadband initiatives, new IDC initiatives, and Industry Canada wireless spectrum auctions, including auction of spectrum in the 700 MHz band expected in the second half of 2013 and the 2,500-2,690 MHz bands expected in 2014.

•                  Financing and debt requirements including ability to carry out refinancing activities.

•                  Ability to sustain growth objectives in 2013 including dividend growth of circa 10% per annum and CEO goals of generating low double-digit percentage annualized growth in earnings per share and greater growth in free cash flow, excluding spectrum costs. The growth objectives may be affected by factors such as regulatory and government developments and decisions, competitive environment, reasonable economic performance in Canada, and capital expenditure and spectrum auction requirements. The growth objectives are not necessarily indicative of earnings, dividends and free cash flow beyond 2013.  There can be no assurance that we will initiate a normal course issuer bid in 2013 or that we will maintain a dividend growth model after 2013.

•                  Regulatory approvals and developments including: future spectrum auctions and rules for the 700 MHz and 2,500-2,690 MHz bands (including the amount and cost of spectrum acquired) or other spectrum purchases; whether application and ongoing enforcement of new regulatory safeguards regarding vertical integration by competitors into broadcast content ownership prove to be effective; compliance with restrictions on non-Canadian ownership of TELUS Common Shares; developments and changes in foreign ownership levels of TELUS; increased foreign control of certain AWS wireless entrants; interpretation and application of tower sharing and roaming rules; and amendments to consumer protection legislation by several provinces and a new Canadian Radio-television and Telecommunications (CRTC) proceeding to establish a mandatory code and clarity for consumers in respect of terms and conditions of wireless services, where non-harmonized provincial rules create risk of significant compliance costs.

•                  Human resource developments including employee retention and recruitment.

•                  Ability to successfully implement cost reduction initiatives and realize expected savings net of restructuring costs, such as from business integrations, business process outsourcing, internal offshoring and reorganizations, procurement initiatives and administrative office consolidation, without losing customer service focus or negatively impacting client care.

•                  Process risks including: reliance on legacy systems and ability to implement and support new products and services; implementation of large enterprise deals that may be adversely impacted by available resources and degree of co-operation from other service providers; and real estate and joint venture development risks.

•                  Tax matters including a general tendency by tax collection authorities to adopt more aggressive auditing practices; possible higher than currently forecast corporate income tax rates in the future; the Canadian federal government’s enacted policy change that eliminates the ability to defer income taxes through the use of different tax year-ends for operating partnerships and corporate partners, which is expected to increase income tax payments commencing in 2014; costs and complexity of complying with the Province of British Columbia’s reversal from a harmonized sales tax back to a separate provincial sales tax and federal goods and services tax, as well as the Province of Quebec’s provincial sales tax harmonization; and international tax complexity and compliance.

•                  Business continuity events including: human-caused threats such as electronic attacks and human errors; equipment failures; supply chain disruptions; natural disaster threats; and effectiveness of business continuity and disaster recovery plans and responses.

•                  Acquisitions or divestitures including realizing expected strategic benefits.

•                  Health, safety and environmental developments; Litigation and legal matters; and other risk factors discussed herein and listed from time to time in our reports and public disclosure documents including our annual report, annual information form, and other filings with securities commissions in Canada (on SEDAR at sedar.com) and in our filings in the United States, including on Form 40-F (on EDGAR at www.sec.gov).  For further information, see “Risks & risk management” in Section 10 of our Management’s discussion and analysis (MD&A) for the year ended December 31, 2011 and updates reported in our MD&As for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

These factors and other risk factors, including those under “Risk Factors” above, represent risks our management believes are material. Other factors not presently known to us, or that we presently believe are not material, could also cause actual results to differ materially from those expressed in the forward-looking statements contained and incorporated by reference herein. Accordingly, undue reliance should not be placed on these forward-looking statements. We do not undertake any obligation to update publicly or to revise any of the forward-looking statements contained or incorporated by reference in this prospectus, whether as a result of new information, future events or otherwise, except as required by law, rule or regulation.

EXCHANGE RATE INFORMATION

In this prospectus, unless otherwise indicated, all references to “dollars” or “$” are to Canadian dollars.  The Bank of Canada noon rate on February 25, 2013 was Cdn. $1.0265 = US$1.00. The following table sets forth, for the dates indicated, certain exchange rate information based on the Bank of Canada rate:

December 31, 2012	0.9949

December 30, 2011	1.0170

December 31, 2010	0.9946

OVERVIEW OF THE COMPANY

TELUS was incorporated under the Company Act (British Columbia) (the “BC Company Act”) on October 26, 1998 under the name BCT. TELUS Communications Inc. (“BCT”). On January 31, 1999, pursuant to a court-approved plan of arrangement under the Canada Business Corporations Act among BCT, BC TELECOM Inc. (“BC TELECOM”) and the former Alberta based TELUS Corporation (“TC”), BCT acquired all of the shares of each of BC TELECOM and TC in exchange for Common Shares and Non-Voting Shares of BCT, and BC TELECOM was dissolved. On May 3, 2000, BCT changed its name to TELUS Corporation and in February 2005, the Company transitioned under the Business Corporations Act (British Columbia), successor to the BC Company Act. On  February 4, 2013, in accordance with the terms of a court-approved plan of arrangement under the Business Corporations Act (British Columbia), TELUS exchanged all of its issued and outstanding Non-Voting Shares into Common Shares on a one-for-one basis.

TELUS is a leading national telecommunications company in Canada, offering a wide range of wireline and wireless communications products and services including data, voice and entertainment. TELUS is the largest incumbent telecommunications company in western Canada and one of the largest telecommunications companies in Canada. Our Common Shares are listed on the TSX under the symbol “T” and on the NYSE under the symbol “TU.”

Our registered office is located at Floor 5, 3777 Kingsway, Burnaby, British Columbia V5H 3Z7 and our executive office is located at Floor 8, 555 Robson Street, Vancouver, British Columbia V6B 3K9, telephone number (604) 432-2151.

USE OF PROCEEDS

We currently do not anticipate receiving proceeds from the sale of Common Shares under the Plan as we have elected that all purchases of Common Shares under the Plan will be on the open market and not from our treasury. If Common Shares are issued from our treasury in the future, the amount of the proceeds that we may receive will depend on the number of Participants in the Plan, the amount of dividends we pay, the amount of optional cash contributions and the price at which we sell the Common Shares to the Plan Agent.  We do not expect the amount of proceeds that we may receive to be material. We will use any proceeds we may receive on any dividend reinvestment date for general corporate purposes.

SUMMARY OF THE PLAN

The following summary of our Amended and Restated Dividend Reinvestment and Share Purchase Plan is intended as a general guide to the main features of the Plan and may omit information that is important to you.  You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

What is the Plan?

The Plan allows eligible registered holders of our Common Shares to acquire additional Common Shares through reinvestment of cash dividends paid on their shareholdings.  Dividends that Participants have elected to reinvest will be used to purchase Common Shares. The Company has elected that all Common Shares purchased from dividends will be acquired through the purchase of Common Shares in the open market.  The Company will provide advance notification to Participants if Common Shares will be acquired in the future by way of purchases from treasury.  The price to Participants in the Plan of all Common Shares purchased with the reinvestment of dividends will be the average price paid (excluding brokerage commissions, fees and transaction costs) on the open market per Common Share by the Plan Agent for all Common Shares purchased in respect of a Dividend Payment Date under the Plan.

Participants in the Plan also have the option to make cash payments to purchase additional Common Shares. Cash payments shall not be less than Cdn. $100 per transaction nor greater than Cdn. $20,000 per calendar year per Participant.  The Company has elected that all Common Shares purchased from optional cash payments will be acquired through the purchase of Common Shares in the open market.  The Company will provide advance notification to Participants if Common Shares will be acquired in the future by way of purchases from treasury.  The price to Participants in the Plan of all Common Shares purchased with optional cash payments will be the average price paid (excluding brokerage commissions, fees and transaction costs) on the open market per Common Share by the Plan Agent for all Common Shares purchased in respect of an Investment Date under the Plan.

What are the main advantages of enrolling in the Plan?

The main advantages of enrolling in the Plan are as follows:

•                  the convenience of having cash dividends automatically reinvested into Common Shares instead of receiving cash dividends, thereby dollar cost averaging these purchases;

•                  the ability to purchase Common Shares without having to pay service charges, administrative fees or brokerage fees;

•                  full reinvestment of cash dividends as the Plan allows fractions of Common Shares and cash dividends on those fractions to be included in your account;

•                  the ability to have the Plan Agent sell your Plan Shares for you at a very reasonable cost; and

•                  convenient tracking of your Plan Shares with quarterly statements.

Who may participate?

Any registered holder of Common Shares who is resident in Canada or the United States may participate in the Plan.  Shareholders residing outside of Canada and the United States may be eligible to participate in the Plan, subject to proof of compliance with any restrictions in the laws of their country of residence.

Non-registered beneficial holders

Non-registered beneficial holders of Common Shares (i.e., shareholders who hold their shares through a financial institution, broker, nominee or other intermediary) should consult with that intermediary to determine the procedures for participation in the Plan. The administrative practices of such intermediaries may vary and, accordingly, the various dates by which actions must be taken and documentary requirements set out in the Plan may not be the same as those required by intermediaries. Some intermediaries may require non-registered beneficial shareholders to become registered shareholders in order to participate in the Plan. There may be a fee charged by some intermediaries for beneficial non-registered shareholders to become registered shareholders, which will not be paid for by TELUS or the Plan Agent.

What are the most common questions and answers respecting the Plan?

The highlights of the Plan are described in the following series of questions and answers. Details are given in the official text of the Plan, which is an exhibit to the registration statement, of which this prospectus forms a part.

1.             How do I have my dividends reinvested?

To have your dividends reinvested, complete the Enrollment Form and send it to the Plan Agent. This form may be obtained from the Plan Agent (see contact information below) or online at www.telus.com/drisp.

Dividends on any Common Shares that you elect to enroll in the Plan on the Enrollment Form will be reinvested in the purchase of Common Shares.

If your Common Shares are registered in different names, a separate Enrollment Form must be completed for each different registration.  Accordingly, it is recommended that you register all your Common Shares in exactly the same name (e.g., all are registered in your full name or, alternatively, all are registered with the same initials and surname).  You can contact the Plan Agent to confirm how your shares are registered.

2.             How do I make optional cash payments?

You must enroll your Common Shares in the Plan in order to be eligible to make optional cash payments. Initially, a cash payment may be made when enrolling in the Plan by enclosing a cheque payable to “Computershare” with the completed Optional Cash Payment Form. An Optional Cash Payment Form is available on request from the Plan Agent (see contact information below) and is also sent out with the quarterly statement. Please do not send share certificates, dividend cheques or third party cheques.

After enrollment, future cash payments may be made by using the Optional Cash Payment Form, which can be obtained from Computershare or at www.telus.com/drisp.  For your convenience, the form is also sent out with the quarterly statement. Again, all cheques must be payable to “Computershare.”

Optional cash payment amounts can vary month to month and there is no obligation to make continuing cash payments. Payments must be a minimum of Cdn. $100 per transaction and must not exceed Cdn. $20,000 per calendar year.  Optional cash payments received by the Plan Agent during a calendar month (on or prior to the last business day) will be applied to the purchase of Common Shares under the Plan on the first business day of the following calendar month.

3.             If I purchase additional Common Shares in the future, will the dividends automatically be reinvested in Common Shares?

Yes, if these shares are registered in the exact same name as your other shares that are already enrolled for dividend reinvestment.  If they are not registered exactly the same, they will not be included in the Plan. Accordingly, if you want cash dividends on all your Common Shares to be reinvested, you must register all these shares in exactly the same name and enroll such shares for dividend reinvestment.

4.             Can I instruct the Plan Agent to reinvest only a portion of the dividends earned on Common Shares that I enrolled in the Plan?

No. By completing the Enrollment Form, you are directing TELUS to forward to the Plan Agent cash dividends, less any applicable withholding or non-resident taxes, on all the Common Shares that you selected for enrollment on the Enrollment Form and you are directing the Plan Agent to reinvest those cash dividends in the purchase of Common Shares.

5.             When and how are Common Shares purchased for my account?

On the Investment Date each month, the Plan Agent invests any cash dividends received and any optional cash payments you have made in the purchase of Common Shares.  For any Participants who are not residents of Canada, the amount of the cash dividends reinvested will be the amount remaining after TELUS has withheld any applicable withholding or non-resident taxes. These Common Shares are added to your account in the Plan.

6.             When should I send in my Enrollment Form or optional cash payments to have Common Shares purchased for my account?

Dividend Reinvestment: Your Enrollment Form must be received by the Plan Agent on or before the Dividend Record Date for the Common Shares you authorized for dividend reinvestment in order for the cash dividends paid on the corresponding Dividend Payment Date to be invested in Common Shares.  If your Enrollment Form is received after the Dividend Record Date, investment of your cash dividends will not begin until the Investment Date following payment of the next quarterly dividend.

Optional Cash Payments: Optional cash payments are invested in Common Shares on the Investment Date, which is the first business day of each month. The Plan Agent must receive your cheque by the last business day of the preceding month. Any funds received after the deadline will be held by the Plan Agent and invested on the next Investment Date.

7.             Will I receive any interest on funds I have sent to the Plan Agent as optional cash payments?

Interest will not be paid on any funds held for investment under the Plan.

8.             What is the price of Common Shares purchased for the Plan?

The price to Participants in the Plan of all Common Shares purchased with the reinvestment of dividends or optional cash payments will be the average price paid (excluding brokerage fees, commissions and transaction costs) on the open market per Common Share by the Plan Agent for all Common Shares purchased in respect of a Dividend Payment Date or Investment Date, as applicable, under the Plan.

9.             Will I receive statements as a Participant in the Plan?

Yes, a quarterly statement will be mailed to you approximately three weeks following the applicable Dividend Payment Date.

10.          What will the quarterly statements show?

The quarterly statements will show a continuing record of dividends and optional cash payments received for reinvestment, purchases and withdrawals made, and Common Shares held for your account under the Plan.  Quarterly statements should be retained for tax purposes.

11.          Will I automatically receive certificates for Common Shares purchased?

No, you will not automatically receive certificates for Common Shares purchased under the Plan. As noted above, the shares in the Plan are held in an account for you and you will receive quarterly statements for your account as evidence of your Common Shares held in the Plan. If requested (in relation to a withdrawal, sale or termination of participation in the Plan), you will receive a Direct Registration System Advice form (a “DRS Advice”) as evidence of your Common Shares. Share certificates will not be issued, unless specifically requested.

12.          How do I obtain a DRS Advice?

Complete a Request for DRS Advice or Sale Form (found on the back of your quarterly statement) or write to the Plan Agent. Requests may be for any whole number of Common Shares held in your account under the Plan. Complete section (a) on the form. The Plan Agent will normally forward a DRS Advice in the mail within two weeks of receipt of the request.

13.          How do I sell Common Shares held in the Plan and still continue in the Plan?

Complete Section (A) — Request for Sell or Withdraw Shares/Units in the Plan (found on the back of your quarterly statement) or write to the Plan Agent. Requests may be for any whole number of Common Shares held in your account under the Plan. You will receive a cash payment from the Plan Agent for the proceeds of the sale, LESS brokerage commissions, administrative fees and applicable taxes, if any, within two weeks of the Plan Agent receiving your request.  Alternatively, if you wish to receive a DRS Advice and sell the Common Shares through your investment dealer (investment dealers normally charge a commission to do this), complete Section (A) on the form and fill in the number of shares that are to be issued to you. The DRS Advice will normally be issued within two weeks of the Plan Agent receiving your request.

As you are not closing your account in the Plan, any remaining Common Shares, including fractions, will continue to be held in your account and applicable cash dividends on these Common Shares will continue to be reinvested.

14.          What administrative fees and brokerage commissions will I be charged if I have the Plan Agent sell Common Shares in the Plan for me?

The current fee is $15.00 for Common Shares sold and the commission is 4 cents per share.  These amounts are subject to change at any time without notice.

15.          How do I exit/leave the Plan?

In order to exit/leave the Plan, you must complete Section (B) entitled Terminate Participation in the Plan (found on the back of your quarterly statement) or write to the Plan Agent (see contact information below). You can request the Plan Agent either to sell all your whole Plan Shares or to issue a DRS Advice for all your whole Plan Shares. You will receive a cash payment for the total of:

(a)                                 the cash value of any fractional Plan Shares in your account under the Plan,

(b)                                 the amount of any uninvested cash held in your account under the Plan, and

(c)                                  if you requested the Plan Agent to sell your whole Plan Shares, the proceeds of the sale, LESS brokerage commissions, administration fees and applicable taxes, if any.

If you requested the Plan Agent to issue a DRS Advice for your Plan Shares, you will also receive the DRS Advice for the whole shares requested.  The cash payment, and the DRS Advice, if any, will normally be issued within two weeks of receiving the request.

NOTE: If your request to exit from the Plan is received by the Plan Agent between a Dividend Record Date on Common Shares and the corresponding Dividend Payment Date, settlement of your account (including any sale of Common Shares) will be delayed until after the Dividend Payment Date.  In the worst case, this delay could be five to six weeks as the cash payment, and the DRS Advice if any, will be forwarded two to three weeks after the Dividend Payment Date.

16.          What do I do if I no longer want the cash dividends on my Common Shares to be reinvested?

If you wish to start receiving cash dividends on all your Common Shares, you must exit from the Plan (see question 15). However, if you wish to start receiving cash dividends on only some Common Shares that you own and still reinvest the dividends on the rest, you can complete a new Enrollment Form, specifying those Common Shares for which you now wish dividend reinvestment.  The selections made on this new Enrollment Form will replace all selections made on a previous form.

17.          Are there any risks of participating in the Plan?

Participants should recognize that neither TELUS nor the Plan Agent can assure a profit or protect the Participant against a loss on the Common Shares held under the Plan.

18.          Will I receive any tax information?

As a Participant, you will receive an annual tax slip from the Plan Agent for reporting dividends paid on the Plan Shares and a tax slip for any sale of shares processed by the Plan Agent. However, TELUS is not providing income tax advice to any Participant on his or her participation in the Plan. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

19.          What will happen to my Common Shares if the foreign ownership constraints applicable to TELUS are violated?

TELUS must comply with the foreign ownership constraints of various federal statutes which govern the operations of its subsidiaries.  If these are violated, the voting of Common Shares held by certain Participants may be suspended or certain Participants may be required to divest of any Common Shares held in the Plan, depending on the date that the Common Shares were acquired under the Plan by a particular Participant.

Contact Information

The Plan is administered by an agent, Computershare Investor Services Inc.  Should you have any questions regarding the Plan, or you wish to obtain copies of any of the forms referred to in this summary, please contact the agent or us at one of the numbers listed below:

Plan Agent Computershare Investor Services Inc. 100 University Avenue 9th Floor, North Tower Toronto, Ontario Canada M5J 2Y1	Telephone (Toll free in North America):1-800-558-0046 (Outside North America):Phone: (514) 982-7129

TELUS Corporation Investor Relations 555 Robson, Floor 03 Vancouver, BC, Canada V6B 3K9	Telephone (Toll free within North America):1-800-667-4871 (outside North America): Phone: +1 (604) 643-4113 E-mail ir@telus.com

THE PLAN

Amended and Restated Dividend Reinvestment and Share Purchase Plan

An Overview

The Amended and Restated Dividend Reinvestment and Share Purchase Plan (the “Plan”) of TELUS Corporation (the “Company”) provides a method for eligible registered holders of Common Shares to reinvest dividends received on their Common Shares  into additional Common Shares under the Plan. Participants may also make optional cash payments of not less than Cdn. $100 each and not more than Cdn. $20,000 per calendar year, to be applied to the purchase of additional Common Shares under the Plan. Additional Common Shares acquired by the Plan Agent under the Plan may be acquired through the purchase of Common Shares in the market, or by the issue of Common Shares from treasury, as elected by the Company. Any Common Shares issued from treasury for the reinvestment of dividends may be issued at a discount as determined by the Company. Participants under the Plan will not be charged any brokerage commissions, fees or transaction costs with respect to the acquisition of Common Shares under the Plan. If Common Shares are issued from treasury, the Company will receive additional funds to be used for general corporate purposes.

Plan Shares held under the Plan will be registered in the name of the Plan Agent and recorded in separate accounts maintained by the Plan Agent for each Participant. The Plan Agent will receive eligible funds, purchase and hold the Common Shares purchased under the Plan and report quarterly to Participants. Plan Shares which have been purchased for, or are issued by the Company under, the Plan (excluding any fractional Common Shares) will be issued to any Participant via a DRS Advice (or certificate) only upon the written request of the Participant or the representative of such Participant in the event of the death of the Participant.

Effective Time of Arrangement

The Plan was amended and restated as of the Effective Time of the Arrangement (as defined below), in accordance with the terms of the plan of arrangement approved by the Supreme Court of British Columbia on December 18, 2012 (the “Plan of Arrangement”), whereby the Company exchanged all of its issued and outstanding Non-Voting Shares for Common Shares on a one-for-one basis at 12:01 a.m. (PDT) on February 4, 2013 (the “Effective Time of the Arrangement) and, inter alia, amended and restated that Plan to (i) provide that dividends paid in cash after the Effective Time of the Arrangement will be reinvested into Common Shares in lieu of Non-Voting Shares, (ii) provide that optional cash payments made by the Participants after the Effective Time of the Arrangement will be applied to the purchase of Common Shares in accordance with the Plan, (iii) provide that the purchase price for the Common Shares issued from treasury for the Plan will be based on a five-day weighted average trading price rather than a 20-day weighted average trading price, and (iv) effect such consequential amendments to the Plan as are necessary or desirable to properly reflect such changes.

Definitions

Average Market Price means the weighted average trading price for all trades of Common Shares on the Toronto Stock Exchange for the five trading days immediately preceding the Investment Date.

Common Shares mean the Common Shares of the Company.

Dividend Payment Date means the date chosen by the Board of Directors of the Company for the payment of a cash dividend on Common Shares.  For Common Shares, this historically has been the first business day of January, April, July and October of each year.

Dividend Record Date means the date declared by the Board of Directors of the Company to determine those shareholders entitled to receive payment of the corresponding dividend on Common Shares.  This is expected to be about three weeks before the corresponding Dividend Payment Date.

DRS Advice has the meaning set forth under “—Withdrawal of Plan Shares.”

Investment Date means, for the reinvestment of dividends on Common Shares, the Dividend Payment Date, and for the investment of optional cash payments, the first business day of each month.

Market Purchase has the meaning set forth under “—Price of Common Shares.”

Non-Voting Shares means the Non-Voting Shares of the Company of which none are issued and outstanding as of the Effective Time of the Arrangement immediately following the consummation of the transactions set forth in the Plan of Arrangement.

Participant means a registered holder of Common Shares electing to participate in the Plan.

Plan means TELUS Corporation Amended and Restated Dividend Reinvestment and Share Purchase Plan.

Plan Agent means Computershare Investor Services Inc., an independent trust company, who, on behalf of Participants, administers the Plan.

Plan Shares mean Common Shares, if any, held by the Plan Agent on behalf of a Participant and credited to the Participant’s account under the Plan.

Treasury Purchase has the meaning set forth under “—Price of Common Shares.”

Eligible Shareholders

Any registered holder of Common Shares resident in a jurisdiction where the Common Shares are qualified for sale is eligible to enroll in the Plan.

Subject to any restrictions in the laws of their country of residence, shareholders who are resident outside Canada may participate in the Plan. However, dividends to be reinvested by such shareholders who are residents outside of Canada will continue to be subject to withholding of applicable non-resident tax and the amount reinvested will be reduced by the amount of the tax withheld.

A person who is a beneficial owner but not a registered holder of Common Shares (e.g. whose Common Shares are held by an intermediary and registered in a nominee account) will be required to transfer those Common Shares into the person’s own name or into a specific segregated registered account such as a numbered account with an intermediary, such as a bank, trust company or broker. The beneficial owner must make arrangements with the bank, trust company or broker in order to participate in the Plan.

Participation in the Plan

An eligible shareholder may enroll in the Plan at any time by duly completing an Enrollment Form and forwarding it to the Plan Agent or by enrolling online through the Plan Agent’s self-service web portal. For Common Shares registered in more than one name, all registered holders must sign the Enrollment Form. Also, where a shareholder’s total holdings are registered in different names (e.g. full name on some DRS Advices or share certificates and initials and surname on other DRS Advices or share certificates), a separate Enrollment Form must be completed for each style of registration. If cash dividends from all shareholdings are to be reinvested under one account, the registration must be identical.

By completing the Enrollment Form, the Participant directs the Company to forward to the Plan Agent, cash dividends less any applicable withholding or non-resident tax, on all of the Common Shares registered in such Participant’s name as specified on the Enrollment Form and directs the Plan Agent to invest such dividends and any optional cash payments received in Common Shares under the Plan for the Participant.

Once a shareholder has enrolled in the Plan, such shareholder’s participation in the Plan is continuous until the Participant terminates its participation in the Plan, or the Company terminates the Participant’s participation in the Plan, or the Company terminates the Plan. When enrolling in the Plan, a completed Enrollment Form must be received by the Plan Agent on or before the Dividend Record Date for the Common Shares designated on the Enrollment Form in order for the corresponding dividends on the Common Shares to be reinvested in Common Shares under the Plan in accordance with such direction and authorization.

For example, in the case of a cash dividend on Common Shares payable on July 1st, if an Enrollment Form designating Common Shares for dividend reinvestment is received by the Plan Agent on or before the Dividend Record Date for the cash dividend on such Common Shares, the July 1st cash dividend and all subsequent cash dividends on all Common Shares registered identically to that shown on the Enrollment Form will be reinvested under the Plan. If the Enrollment Form is received after the Dividend Record Date, the first cash dividend on such Common Shares reinvested under the Plan will be the cash dividend on Common Shares payable (if declared) on October 1st.

A Participant may stop all reinvestment of cash dividends on such Participant’s Common Shares if the Plan Agent receives written notification before the Dividend Record Date for the applicable Common Shares. If a Participant has sent in an optional cash payment and subsequently decides that the Participant does not want it invested into Common Shares, the Plan Agent must receive written notification prior to the next Investment Date. Any optional cash payments on which investment has been stopped will be returned to the Participant as soon as practicable after the written notification has been received.

Optional Cash Payments

The option to make cash payments to purchase Common Shares is available to Participants provided that optional cash payments made by any Participant shall not be less than Cdn. $100 per transaction nor greater than Cdn. $20,000 per calendar year. An optional cash payment may be made by using the Optional Cash Payment Form, sent to Participants with each quarterly statement. A Participant is not obligated to make optional cash payments at any time nor to send the same amount of money with each Optional Cash Payment Form.

Optional cash payments received by the Plan Agent on or after an Investment Date will be invested on the next Investment Date.

All Common Shares purchased under the Plan with optional cash payments received by the Plan Agent on or before a Dividend Record Date will be entitled to the dividend on such Common Shares payable to shareholders of record on that Dividend Record Date. Common Shares purchased after that Dividend Record Date with optional cash payments received by the Plan Agent under the Plan will not be entitled to that dividend on such Common Shares. Cash dividends on Plan Shares purchased with optional cash payments, less any withholding or non-resident tax, will automatically be reinvested.

No interest will be paid by the Company or the Plan Agent on any funds received prior to an Investment Date.

Transition of Amendment and Restatement to Plan

For continuity of treatment in respect of their dividends and optional cash payments, Participants in the Amended and Restated Dividend Reinvestment and Share Purchase Plan of the Company which was in effect prior to the Effective Time of the Arrangement and who have exchanged Non-Voting Shares for Common Shares pursuant to the Plan of Arrangement will automatically be deemed to be enrolled in, and Participants under, the Plan in respect of Common Shares received on the Effective Time of the Arrangement without any further act or formality on the part of such Participants. Pursuant to the Plan of Arrangement, the Plan accounts of these Participants will have the Non-Voting Shares exchanged for an equal number of Common Shares, including fractional shares held by such Participant prior to the Effective Time of the Arrangement.  Cash dividends on the Common Shares held in the Participants’ accounts under the Plan will automatically be reinvested in the purchase of Common Shares under the Plan.

Price of Common Shares

Common Shares to be acquired under the Plan will be, at the Company’s election, either (i) Common Shares purchased on the open market through the facilities of the Toronto Stock Exchange (“Market Purchase”) or (ii) newly issued Common Shares purchased from the Company (“Treasury Purchase”).

The purchase price for Common Shares acquired under the Plan from the reinvestment of cash dividends will be:

(a)                                 in the case of a Market Purchase, the average price paid (excluding brokerage commissions, fees and transaction costs) per Common Share by the Plan Agent for all Common Shares purchased in respect of a Dividend Payment Date under the Plan, or

(b)                                 in the case of a Treasury Purchase, the Average Market Price less a discount, if any, of up to 5%, at the Company’s election.

The purchase price for the Common Shares acquired under the Plan from optional cash payments will be:

(a)                                 in the case of a Market Purchase, the average price paid (excluding brokerage commissions, fees and transaction costs) for Common Shares by the Plan Agent for all Common Shares purchased in respect of an Investment Date under the Plan, or

(b)                                 in the case of a Treasury Purchase, the Average Market Price.

The Company will provide advance notification to Participants if the Common Shares will be acquired by way of Market Purchase or Treasury Purchase and, if by Treasury Purchase, any discount offered or any change in the rate of discount.

Participants will not be charged any administrative fees or service charges that may be incurred by the Plan Agent in order to acquire Common Shares for Participants’ accounts.

Dividends, less any applicable withholding or non-resident taxes on Common Shares enrolled in the Plan and optional cash payments will be invested in full, which may result in the acquisition of fractions of a Common Share for a Participant’s account under the Plan. Common Shares purchased under the Plan, including fractions calculated to six decimal places, will be held by the Plan Agent in an account in the Participant’s name.

Statements

Plan Shares held by the Plan Agent under the Plan will be registered in the name of the Plan Agent and recorded in a separate account for each Participant. The Plan Agent will mail a statement quarterly to each Participant approximately three weeks following any Dividend Payment Date. These statements are a Participant’s continuing record of cash dividends received, purchases and withdrawals made, and Common Shares held by the Plan Agent in such Participant’s account under the Plan. These statements should be retained for income tax purposes. Income tax reporting information will be sent to Participants annually as required by law. The number of Plan Shares credited to an account under the Plan (less any Plan Shares delivered to, or sold on behalf of, the Participant) will be shown on the Participant’s quarterly statement.

Withdrawal of Plan Shares

A Participant will receive a DRS Advice for any number of whole Plan Shares held in its account under the Plan when a Participant withdraws Plan Shares from the Plan or terminates its participation in the Plan. A DRS Advice permits the Participant to participate in the direct registration system which electronically registers the Common Shares owned by the Participant and constitutes a written advice of that registration to the Participant (the “DRS Advice”). Any remaining number of whole Plan Shares, and fractions thereof, will continue to be held in the Participant’s account under the Plan.

Accounts under the Plan are maintained in the names in which certificates of, or in which a DRS Advice held by, the Participants were registered at the time they enrolled in the Plan (including those of any intermediaries who hold Common Shares for any Participant). Consequently, any DRS Advice held or certificates for whole Plan Shares issued on request of a Participant, will be similarly registered when issued.

A Participant may withdraw Plan Shares without terminating its participation in the Plan by following the instructions online on the Plan Agent’s self-service web portal or by completing the withdrawal portion on the Participant’s statement of account and delivering such document signed by the Participant to the Plan Agent. A direct registration system transfer of the number of requested whole Plan Shares credited to that Participant’s Plan account will be made to the registered shareholder’s ledger (including those of any intermediaries who hold Common Shares for any Participant).

Share certificates for Plan Shares will not be issued to a Participant unless specifically requested. This convenience protects against loss, theft or destruction of share certificates, and reduces administrative costs.

Sale of Plan Shares

A Participant who wishes to sell any number of whole Plan Shares held for that Participant may request the Plan Agent to sell, on such Participant’s behalf, a specified number of whole Plan Shares from the account of such Participant by following the instructions provided on the Plan Agent’s self-service web portal or by duly completing the withdrawal/termination portion of the voucher located on the reverse of the Participant’s statement of account and delivering such document signed by the Participant to the Plan Agent. When so requested by a Participant, the Plan Agent will sell the specified number of whole Plan Shares on behalf of the Participant through a stock broker designated by the Plan Agent, as soon as practicable following receipt by the Plan Agent of the Participant’s instructions. The proceeds of such sale, less brokerage commissions, administrative fees and applicable taxes, if any, will be paid to the Participant by the Plan Agent. Common Shares that are to be sold for a Participant may be commingled with Common Shares of other Participants requesting a sale of Plan Shares, in which case the proceeds to each Participant will be based on the average sale prices and the average brokerage commissions of all Common Shares so commingled. When a Participant withdraws, or requests the Plan Agent to sell on behalf of such Participant, the balance of the Plan Shares held in the Plan account for such Participant (except for any fractional Plan Share), the value of the fraction will be calculated as set out for the treatment of fractional shares on exiting from the Plan and paid out to the Participant in cash.

Termination of Participation

A Participant may terminate its participation in the Plan at any time by following the instructions provided on the Plan Agent’s self-service web portal or by duly completing the termination portion of the voucher located on the reverse of the Participant’s statement of account and delivering such document signed by the Participant to the Plan Agent. After the effective date of such exit, cash dividends will be paid directly to the Participant. If the notice is received between a Dividend Record Date and the related Dividend Payment Date, the notice will not be effective until after the corresponding cash dividend amount has been reinvested under the Plan.

Upon termination of participation in the Plan, a Participant may request the Plan Agent to either sell or issue to the Participant a DRS Advice (or certificate) for all the whole Plan Shares held by the Plan Agent for the Participant’s account. The exiting Participant will receive from the Plan Agent a cash payment for the total of (a) the value of any unsold fractions of Plan Shares in the account for such Participant, (b) any uninvested cash held for such Participant’s account and (c) if the Plan Agent was requested to sell the Participant’s Plan Shares, the net proceeds of the sale, if any, less any applicable withholding or non-resident taxes, fees and commissions. If the Participant requested a DRS Advice (or certificate) for the whole Plan Shares held for such Participant’s account, the requested DRS Advice (or certificate) will accompany the payment.

If a sale of the Participant’s whole Plan Shares is required by the notice of exit, or upon notice of termination of the Plan, such sale will be made by the Plan Agent in the same manner as described above under the heading “Sale of Plan Shares.” With respect to any fraction of a Common Share, the Plan Agent will pay cash less any applicable withholding or non-resident taxes, based on the market price of the Common Shares at the time of sale of any remaining whole number of Common Shares held in the account for such Participant or, failing that, the market price of the Common Shares at the time the DRS Advice (or certificate) is issued.

Termination from the Plan

Participation in the Plan will be terminated upon receipt by the Plan Agent of a written notice, satisfactory to the Plan Agent, of the death of a Participant. In such case, a DRS Advice (or certificate) for the number of whole Plan Shares in account for such Participant under the Plan will be issued in the name of the deceased Participant (or another name on receipt of appropriate direction from the executor or administrator of the deceased Participant). The Plan Agent will send such a DRS Advice (or certificate), together with a cash payment for any uninvested cash, uninvested dividends on Plan Shares and the value of any fractions of Plan Shares, to the representative of the deceased Participant.

Participation in the Plan may be terminated, at the option of the Company, if the number of Common Shares purchased through the Plan by a Participant over a period of twelve consecutive months does not exceed a certain minimum number of whole Common Shares determined by the Company, at its discretion, from time to time. Initially, this minimum number is set at one whole Common Share. In the event that participation is terminated by the Company for this reason, a DRS Advice (or certificate) will be issued for all Plan Shares held in the Participant’s account, except for fractions thereof which will be paid to the Participant in cash, calculated in same manner as set out for the treatment of fractional shares on exiting from the Plan.

In the event that a Participant in the Plan becomes ineligible to participate in the Plan (by change of status or otherwise), the participation of such Participant will be terminated by the Plan Agent. In this case, a DRS Advice (or certificate) for the number of whole Plan Shares held for the account of the Participant will be issued in the name of the Participant and the Plan Agent will send the a DRS Advice (or certificate), together with a cash payment for any uninvested cash, uninvested cash dividends less any withholding or non-resident taxes, on Plan Shares and the value of any fractions of Plan Shares, to the Participant.

Participation in the Plan may be terminated, at the option of the Company, at its sole discretion, if the number of Common Shares registered for participation in the Plan by any Participant fluctuates significantly around Dividend Record Dates on a regular basis, reflecting an inappropriate use of the Plan.

Voting of Common Shares Held by the Plan Agent

Voting of all Common Shares (excluding any fractions thereof) held in the Participant’s account under the Plan will be voted in accordance with each Participant’s proxy. Common Shares for which a proxy is not received will not be voted.

Rights Offerings

In the event the Company makes available to its holders of Common Shares any rights to subscribe for additional Common Shares or other securities or rights, certificates evidencing such rights will be issued by the Company to each Participant for the number of Common Shares (excluding any fractions thereof) held for the Participant’s account under the Plan on the record date of such rights issue. Rights based on a fraction of a Common Share held for a Participant’s account will be sold for such Participant by the Plan Agent and the net proceeds will be invested on the next Investment Date.

Stock Dividends and Stock Splits

Any Common Shares distributed pursuant to a stock dividend on, or a stock split of, Common Shares held by the Plan Agent for a Participant under the Plan will be retained by the Plan Agent and credited, net of any applicable withholding or non-resident taxes, to the account of the Participant. A DRS Advice (or certificate) for any Common Shares resulting from a stock dividend on or a stock split of Common Shares held on the record date by a Participant outside of the Plan will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

Responsibilities of the Company, the Plan Agent and Participants

Neither the Company nor the Plan Agent shall be liable for any act, or for any omission to act, in connection with the operation of the Plan including, without limitation, any claims of liability:

(a)                                 arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death;

(b)                                 with respect to the prices at which Common Shares are issued or at which Common Shares are sold for the Participant’s account and the times such purchases or sales are made;

(c)                                  relating to the tax liability of the Participant, or any withholding or any non-resident taxes;

(d)                                 actions taken as a result of inaccurate and incomplete information or instructions; or

(e)                                  termination of the Participant’s account in accordance with the terms of the Plan.

Participants should recognize that neither the Company nor the Plan Agent can assure a profit or protect the Participant against a loss on the Plan Shares held for the Participant under the Plan.

Amendment, Suspension or Termination of the Plan

The terms of the Plan are subject to compliance with all applicable laws, regulations, rules, orders and policies of all judicial, administrative, regulatory and governmental bodies having jurisdiction (collectively, “Laws”). If any term of the Plan does not comply with any Laws, the Company reserves the right to suspend, amend or terminate the Plan or any portion thereof at any time and from time to time, without prior notice, on such terms as the Company deems necessary to ensure compliance. The Company will give to Participants written notice of such amendment, suspension or termination within a reasonable period of time.

In addition, the Company reserves the right to amend, suspend or terminate the Plan at any time or suspend the Plan or any portion thereof at any time and from time to time, but any such action shall not have retroactive effect that would prejudice the interests of the Participants. All amendments to the Plan are subject to the prior approval of the Toronto Stock Exchange.  All Participants will be sent written notice of any such amendment, suspension or termination.

In the event of termination of the Plan by the Company, a DRS Advice (or certificate) for Plan Shares (excluding any fractions thereof) held for Participants’ accounts under the Plan and all cash amounts, including, but not limited to, net proceeds from the sale of any fractions of Plan Shares, uninvested optional cash payments or other moneys will be remitted to the Participants as soon as practicable by the Plan Agent. In the event of suspension of the Plan by the Company, no investment will be made by the Plan Agent on the Investment Date immediately following the effective date of such suspension. Any cash held in a Participant’s account which is not invested as of the effective date of such suspension and dividends on Common Shares which are subject to the Plan and which are paid after the effective date of such suspension will be remitted by the Plan Agent to the Participants to whom these are due.

Administration of the Plan

The Plan Agent acts as agent for the Participants in the Plan pursuant to an agreement between the Plan Agent and the Company which may be terminated by either party at any time, upon provision of reasonable notice to the other party. Should the Plan Agent cease to act as agent for Participants, another Plan Agent will be designated by the Company.

Notices

All notices, statements, cheques or DRS Advices (or certificates) will be mailed to a Participant at the last address recorded in the Plan Agent’s records.

Notices, declarations, requests and cheques from a Participant should be delivered or mailed to the Plan Agent.

Internet:	www.computershare.com/investorcentrecanada

By telephone :	1-800-558-0046 (toll free in North America) or (514) 982-7129

By mail:	Computershare Trust Company of Canada
100 University Avenue, 9th Floor Toronto, Ontario M5J 2Y1

By e-mail:	www.computershare.com\service

Currency

All monetary amounts identified in the Plan are stated in Canadian currency.

RESTRICTIONS ON OWNERSHIP OF COMMON SHARES

As a communications provider of wireline, wireless and digital television services, TELUS and certain of its subsidiaries must comply with the restrictions on ownership of certain voting shares (i.e. its Common Shares) by non-Canadians prescribed by Canadian laws, namely the Canadian Telecommunications Common Carrier Ownership and Control Regulations (the “Telecommunication Regulations”), the Telecommunications Act (Canada) (the “Telecommunications Act”), the Broadcasting Act (Canada) (the “Broadcasting Act”) and the Radiocommunication Act (Canada) (the “Radiocommunication Act”).  Specifically, to maintain the eligibility of certain of its subsidiaries that are Canadian common carriers under these laws, the level of non-Canadian ownership of the Common Shares cannot exceed 33 1/3% and must not otherwise be controlled by non-Canadians.  The Telecommunications Regulations give TELUS, which is a carrier holding corporation of Canadian common carriers, certain powers to monitor and control the level of non-Canadian ownership of Common Shares.  The powers and constraints of the Telecommunications Regulations have been incorporated into the Articles of TELUS and were extended to also ensure compliance under both the Radiocommunication Act and the Broadcasting Act.  These powers include the right to refuse to register a transfer of voting shares to a non-Canadian and suspend the voting rights attached to the voting shares. TELUS monitors the level of non-Canadian ownership of the Common Shares and provides periodic reports to the Canadian Radio-television and Telecommunications Commission.

DESCRIPTION OF THE COMMON SHARES TO BE REGISTERED AND THE COMPANY’S SHARE CAPITAL

General

The following sets forth the terms and provisions of the existing capital of the Company.  The Company is authorized under its Notice of Articles to issue up to 1,000,000,000 shares of each class of first preferred shares (the “First Preferred Shares”), second preferred shares (the “Second Preferred Shares”), Non-Voting Shares and Common Shares.  Certain of the rights and attributes of each class are described below.

On February 4, 2013, all of the issued and outstanding Non-Voting Shares were exchanged for Common Shares.  TELUS does not intend to issue any further Non-Voting Shares after this date. No First Preferred Shares or Second Preferred Shares have been issued.

Common Shares and Non-Voting Shares

Priority

The holders of Common Shares and Non-Voting Shares shall be entitled to participate equally with each other as to dividends and the Company shall pay dividends thereon, as and when declared by the Board of Directors of the Company out of monies properly applicable to the payment of dividends, in amounts per share and at the same time on all such Common Shares and Non-Voting Shares at the time outstanding as the Board of Directors of the Company may from time to time determine.  In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, all the property and assets of the Company which remain after payment to the holders of any shares ranking in priority to the Common Shares and Non-Voting Shares in respect of payment upon liquidation, dissolution or winding-up of all amounts attributed and properly payable to such holders of such other shares in the event of such liquidation, dissolution or winding-up or distribution, shall be paid and distributed equally, share for share, to the holders of the Common Shares and the Non-Voting Shares, without preference or distinction.

Voting Rights

The holders of the Common Shares shall be entitled to receive notice of and to attend (in person or by proxy) and be heard at all general meetings of the shareholders of the Company (other than separate meetings of the holders of shares of any other class of shares of the Company or any other series of shares of such other class of shares) and to vote at all such general meetings with each holder of Common Shares being entitled to one vote per Common Share held at all such meetings.  The holders of Non-Voting Shares shall be entitled to receive notice of and to attend (in person or by proxy) and be heard at all general meetings of the shareholders of the Company (other than at separate meetings of the holders of shares of any other class of shares of the Company or of shares of any other series of shares of any such other class of shares other than the Common Shares) and shall be entitled to receive all notices of meetings, information circulars and other written information from the Company that the holders of Common Shares are entitled to receive from the Company but not to vote at such general meetings, unless otherwise required by law.

Anti-Dilution

Neither the Common Shares nor the Non-Voting Shares shall be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Non-Voting Share Conversion Rights

In the event an offer is made to purchase Common Shares that (i) must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Common Shares are listed, be made to all or substantially all of the holders of Common Shares who are in a province of Canada to which the requirement applies, and (ii) is not made concurrently with an offer to purchase Non-Voting Shares that is identical to the offer to purchase Common Shares in terms of price per share and percentage of outstanding shares to be taken up exclusive of shares owned immediately prior to the offer by the Offeror (as defined in the articles of the Company), and in all other material respects, and that has no condition attached thereto other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Common Shares, then each outstanding Non-Voting Share shall be convertible into one fully paid and non-assessable Common Share at the option of the holder thereof exercisable during the period commencing on the eighth day after the date on which the offer to purchase Common Shares was made or deemed to be made and expiring on the expiry date of such offer.

If all of the Telecommunications Regulations, the Radiocommunication Regulations and the Broadcasting Direction (each as defined below) are changed so that there is no restriction on any non-Canadians (as defined in the Telecommunications Regulations or the Broadcasting Direction, as applicable) holding Common Shares in the Company and no requirement that Canadians (as defined in the Radiocommunication Regulations) hold Common Shares in the Company, a holder of one or more Non-Voting Shares shall have the right, at his or her option, at any time after the date of the last to change of the Telecommunications Regulations, the Radiocommunication Regulations and the Broadcasting Direction; and prior to the closing of business 90 days thereafter (the “Regulatory Conversion Period”) to convert any one or more of such Non-Voting Shares into Common Shares on a one-for-one basis. If all of the Telecommunications Regulations, the Radiocommunication Regulations and the Broadcasting Direction are changed so that there is no restriction on any non-Canadians (as defined in the Telecommunications Regulations and the Broadcasting Direction, as applicable) holding Common Shares in the Company and no requirement that Canadians (as defined in the Radiocommunication Regulations) hold Common Shares in the Company and following the Regulatory Conversion Period there are Non-Voting Shares still outstanding, all holders of Non-Voting Shares shall be deemed to have exercised their right to convert the Non-Voting Shares held by them into Common Shares upon receipt by all of the holders of written notice by the Company stating that the Company is requiring all holders to convert their Non-Voting Shares to Common Shares on the date specified in such notice. “Telecommunications Regulations” mean the Canadian Telecommunication Common Carrier Ownership and Control Regulations made pursuant to the Telecommunications Act (Canada); “Radiocommunication Regulations” mean the Regulations respecting Radiocommunications, Radio Authorizations, Exemptions from Authorizations and the Operation of Radio Apparatus, Radio-Sensitive Equipment and Interface Causing Equipment, P.C. 1996 — 1679 5 November, 1996, as amended or replaced from time to time, whether by statute, regulation, direction or by any other form of legislative instrument, and includes any licences under the Radiocommunication Act (Canada) held by entities controlled (as defined in the foregoing Regulations) by the Company; and “Broadcasting Direction” means the Direction to the Canadian Radio-television and Telecommunications Commission (Ineligibility of Non-Canadians) P.C. 1997 — 486 8 April 1997, as amended from time to time and any replacement direction or regulation under the Broadcasting Act (Canada) or any other form of legislative instrument, with respect thereto.

Common Share Conversion Right

The Company shall provide notice to each holder of Common Shares at least 10 days before the record date in respect of each general meeting of shareholders of the Company at which the holders of the Non-Voting Shares will be entitled to vote as a class. In such event and to the extent that, after taking into account the conversion, the class of persons, each of whom is a non-Canadian as defined in the Telecommunications Regulations or the Broadcasting Direction, or is not a Canadian as defined in the Radiocommunication Regulations (the “Constrained Class”), would continue to hold no more than the maximum number of Common Shares that may be owned and controlled by persons in the Constrained Class in accordance with the Telecommunications Regulations, the Radiocommunication Regulations or the Broadcasting Directions, whichever is the lowest so that, when added to all other voting shares (as defined in the Telecommunications Regulations, the Radiocommunication Regulations or the Broadcasting Direction, as the case may be) owned or controlled by the Constrained Class, the Company will be and will continue to be a “qualified corporation” as defined in the Telecommunications Regulations, a corporation that is Canadian (as defined in the Radiocommunication Regulations) that controls (as defined in the Radiocommunication Regulations) a person or entity that holds licences under the Radiocommunication Act (Canada) and a corporation that is qualified under the Broadcasting Direction to be the parent of a corporation that is a “qualified corporation” as defined in the Broadcasting Direction, each outstanding Common Share shall be convertible into one Non-Voting Share on a one-for-one basis.

Ownership and Voting Restrictions

Non-Canadian shareholders shall not beneficially own or control, other than by way of security only, more than 33 1/3% (or such other percentage as may then be prescribed by the Telecommunications Regulations, the Radiocommunication Regulations or the Broadcasting Directions, whichever is the lowest percentage, as the percentage of voting shares that may be beneficially owned or controlled, by non-Canadians, in order for a corporation to be a “qualified corporation” as defined in the Telecommunications Regulations, a corporation that is Canadian (as defined in the Radiocommunication Regulations) that controls (as defined in the Radiocommunication Regulations) a person or entity that holds licences under the Radiocommunication Act (Canada) and a corporation that is qualified under the Broadcasting Direction to be the parent of a corporation that is a “qualified corporation” as defined in the Broadcasting Direction, provided that if no such percentage is prescribed the relevant percentage shall be deemed to be 100%) (the “Restricted Percentage”) of the issued and outstanding Common Shares of the Company (the “Non-Canadian Share Constraint”). In the event that it appears from the central securities register of the Company that, or in the event of a Directors’ determination (as provided for in the articles of the Company) that there is a contravention of the Non-Canadian Share Constraint: (a) the Company may pursuant to a Directors’ determination make a public announcement, whether by press release, newspaper advertisements or otherwise, reasonably expected to inform the markets in which voting shares are traded of the contravention; and (b) the Company may refuse to (i) accept any subscription for voting shares from any non-Canadian, (ii) issue any voting shares to any non-Canadian, (iii) register or otherwise recognize the transfer of any voting shares from any Canadian to any non-Canadian, or (iv) purchase or otherwise acquire any voting shares, except as provided in the articles of the Company.

In the event of a Directors’ determination that there is a contravention of the Non-Canadian Share Constraint and that to do so would be practicable and would not be unfairly prejudicial to, and would not unfairly disregard the interests of, persons beneficially owning or controlling voting shares who are non-Canadians, the Company shall send a disposition notice to the registered holders of such of those voting shares as shall be chosen on the basis of inverse order of registration of all non-Canadians. The Company may, by Directors’ determination, suspend all rights of a shareholder to vote that would otherwise be attached to any voting shares beneficially owned, or controlled, by non-Canadians so that the proportion of the voting shares beneficially owned, or controlled, or considered by the Telecommunications Regulations, the Radiocommunication Regulations or the Broadcasting Direction to be beneficially owned, or controlled, by non-Canadians and with respect to which voting rights are not suspended is reduced to not more than the Restricted Percentage of the total issued and outstanding voting shares of the Company. Any disposition notice required to be sent to a registered holder of shares pursuant to the foregoing shall, among other things: (a) specify a date, which shall not be less than 60 days, after the date of the disposition notice, by which the excess voting shares are to be sold or otherwise disposed of or, if the Directors determine it to be in the interest of the Company to permit a conversion, converted into Non-Voting Shares; and (b) state that unless (i) the registered holder either sells or otherwise disposes of or converts the excess voting shares into Non-Voting Shares by the date specified in the disposition notice on a basis that does not result in any contravention of the Non-Canadian Share Constraint and provides to the Company written evidence satisfactory to the Company of such sale, other disposition or conversion, or (ii) provides written evidence satisfactory to the Company that no such sale, other disposition or conversion of excess voting shares is required, such default shall result in the consequence of suspension of voting rights and may result in a consequence of sale or conversion or repurchase or redemption and the disposition notice shall specify in reasonable detail the nature and timing of those consequences.

First Preferred Shares

Shares Issuable in Series

The First Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Company shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Company, determine the designation, rights, privileges, restrictions and conditions to be attached to the First Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

Priority

The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the Second Preferred Shares and the Common Shares and Non-Voting Shares and over any other shares ranking junior to the First Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the First Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, provided that the rights, privileges, restrictions and conditions attached to the First Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the First Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the First Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the First Preferred Shares duly called for that purpose.

Second Preferred Shares

Shares Issuable in Series

The Second Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Company shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Company, determine the designation, rights, privileges, restrictions and conditions to be attached to the Second Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

Priority

The Second Preferred Shares of each series shall rank on a parity with the Second Preferred Shares of every other series with respect to dividends and return of capital and shall, subject to the prior rights of the holders of the First Preferred Shares, be entitled to a preference over the Common Shares and the Non-Voting Shares and over any other shares ranking junior to the Second Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the Second Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, provided that the rights, privileges, restrictions and conditions attached to the Second Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the Second Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the Second Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the Second Preferred Shares duly called for that purpose.

TELUS Rights Plan

TELUS first adopted a shareholder rights plan in March 2000, which expired on March 20, 2010. The Board of Directors adopted a substantially similar shareholder rights plan (the “Rights Plan”) on March 12, 2010, which was ratified by shareholders of both classes at the May 2010 annual and special meeting. Under the Rights Plan, TELUS issued one right (a “Series A Right”) in respect of each Common Share outstanding as at such date and issued one right (a “Series B Right”) in respect of each Non-Voting Share outstanding as of such date. The Rights Plan has a term of just over nine years, subject to shareholder confirmation every three years. Each Series A Right or Series B Right, other than those held by an Acquiring Person (as defined in the Rights Plan) and certain of its related parties, entitles the holder in certain circumstances following the acquisition by an Acquiring Person of 20% or more of the Common Shares (otherwise than through the “Permitted Bid” requirements of the Rights Plan) to purchase from TELUS $320 worth of Common Shares or Non-Voting Shares for $160 (i.e., at a 50% discount), respectively.

GENERAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations generally applicable to Participants under the Plan who, for purposes of the Income Tax Act (Canada), as amended from time to time (the “ITA”), and at all relevant times, are not resident or deemed to be resident in Canada, do not use or hold and are not deemed to use or hold their Common Shares in carrying on business in Canada and do not carry on an insurance business in Canada and elsewhere (a “Non-Resident Participant”).  This summary is based on the current provisions of the ITA, the regulations thereunder, all specific proposals to amend the ITA or the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, and an understanding of the current published administrative practices of the Canada Revenue Agency. This summary does not take into account Canadian provincial or territorial income tax laws or those of any country other than Canada.

Dividends

Dividends paid or credited to a Non-Resident Participant on the Common Shares, including dividends reinvested under the Plan, will be subject to Canadian withholding tax at the rate of 25%, which rate may be subject to reduction under the provisions of an applicable tax treaty. If the Non-Resident Participant is a United States resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980), as amended (the “Treaty”), the applicable rate of Canadian withholding tax is generally reduced to 15%. Under the Treaty, dividends paid or credited to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. The amount of dividends to be reinvested under the Plan will be reduced by the amount of tax withheld.

Disposition of Common Shares

Gains on the disposition of Common Shares by a Non-Resident Participant are generally not subject to Canadian income tax unless such Common Shares are or are deemed to be “taxable Canadian property” within the meaning of the ITA and the Non-Resident Participant is not entitled to relief under the provisions of an applicable tax treaty. Provided the Common Shares are listed on a designated stock exchange (which includes the TSX and the NYSE), such Common Shares will generally not be taxable Canadian property to a Non-Resident Participant unless, at any time during the five-year period immediately preceding a disposition, the Non-Resident Participant, persons with whom the Non-Resident Participant did not deal at arm’s length or the Non-Resident Participant and persons with whom the Non-Resident Participant did not deal at arm’s length owned or had an interest in or option to acquire 25% or more of the issued shares of any class or series of shares of Company, and more than 50% of the fair market value of such Common Shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the ITA), (iii) “timber resource properties” (as defined in the ITA), and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing property, whether or not the property exists.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to participation in the Plan by U.S. Participants (as defined below) that hold our Common Shares, acquired pursuant to the Plan, as capital assets (generally, property held for investment).  For purposes of this discussion, a “U.S. Participant” generally means a beneficial owner of our Common Shares enrolled in the Plan that is, for U.S. federal income tax purposes, any of the following:

•                  a citizen or individual resident of the United States;

•                  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes,  created in, or organized under the laws of, the United States, any state thereof or the District of Columbia;

•                  an estate whose  income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person under applicable Treasury regulations.

THIS DISCUSSION IS INCLUDED HEREIN AS GENERAL INFORMATION ONLY.  ACCORDINGLY, PROSPECTIVE U.S. PARTICIPANTS IN THE PLAN ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO PARTICIPATION IN THE PLAN.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all of which are subject to change (possibly with retroactive effect).  This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular U.S. Participant in light of that U.S. Participant’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes.  This discussion may not apply, in whole or in part, to particular U.S. Participants in light of their individual circumstances or to participants subject to special treatment under the U.S. federal income tax laws, such as:

•                  insurance companies;

•                  tax-exempt organizations;

•                  banks and other financial institutions;

•                  brokers or dealers in securities or currencies;

•                  regulated investment companies;

•                  real estate investment trusts;

•                  U.S. Participants that hold our Common Shares  as part of a straddle, hedge, appreciated financial position, conversion transaction or other risk reduction strategy;

•                  persons liable for alternative minimum tax;

•                  persons that have a “functional currency” other than the U.S. dollar;

•                  persons that generally mark their securities to market for U.S. federal income tax purposes;

•                  persons that own, or have at any time during the preceding five years owned, directly, indirectly or constructively, 10% or more of our common stock (by vote or value) for U.S. federal income tax purposes; and

•                  certain U.S. expatriates.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) participates in the Plan, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Any such partner or partnership should consult its tax advisor as to the particular U.S. federal income tax considerations relating to participation in the Plan.

Tax Considerations Relating to Dividend Reinvestment

In the case of a Treasury Purchase, a U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to the fair market value on the applicable Dividend Payment Date of the Common Shares purchased with reinvested dividends plus the amount of any Canadian withholding tax withheld therefrom.  The fair market value of the Common Shares purchased from us on the applicable Dividend Payment Date may be higher or lower than the price used to determine the number of Common Shares so purchased pursuant to the Plan.  In the case of a Market Purchase, a U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by us (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions, fees, transaction costs or other related charges paid by us that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Participant.  The amount of any such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) will be such U.S. Participant’s tax basis in the Common Shares purchased. A U.S. Participant’s holding period for these Common Shares will begin on the day following the date of purchase.

Any distribution to a U.S. Participant described in the preceding paragraph will be subject to U.S. federal income tax in the same manner as cash distributions described below.  See “Tax Considerations Relating to Purchase, Ownership and Disposition of Common Shares—Cash Distributions; —Backup Withholding Tax and Information Reporting.”

If U.S. backup withholding tax applies to any dividends paid that are to be reinvested in Common Shares, the number of Common Shares credited to your account will be reduced as a result of such backup withholding tax.  See “Tax Considerations Relating to Purchase, Ownership and Disposition of Common Shares—Backup Withholding Tax and Information Reporting.”

Tax Considerations Relating to Optional Cash Investments

In the case of a Treasury Purchase, a U.S. Participant will be treated as having received a distribution for U.S. federal income tax purposes as a result of such acquisition in an amount equal to the excess, if any, of (i) the fair market value of the Common Shares on the Investment Date, over (ii) the optional cash payment made.  In the case of a Market Purchase, a U.S. Participant will be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to any brokerage commissions, fees, transaction costs or other related charges paid by us that are allocable to the Plan Administrator’s purchase of Common Shares on behalf of such U.S. Participant.  A U.S. Participant’s tax basis in the Common Shares purchased will be equal to the cost paid by the Plan Agent to acquire such Common Shares, plus the amount (if any) treated as a distribution for U.S. federal income tax purposes. The U.S. Participant’s holding period for those Common Shares will begin on the day following the date of purchase.

Any distribution to a U.S. Participant described in the preceding paragraph will be subject to U.S. federal income tax in the same manner as cash distributions described below.  See “Tax Considerations Relating to Purchase, Ownership and Disposition of Common Shares — Cash Distributions; — Backup Withholding Tax and Information Reporting.”

Tax Considerations Relating to Purchase, Ownership and Disposition of Common Shares

Cash Distributions

A U.S. Participant that receives a cash distribution with respect to a Common Share generally will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian tax withheld from such distribution) to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the amount of such distribution exceeds such current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of such U.S. Participant’s tax basis in such Common Share and thereafter will be treated as gain from the sale or exchange of such Common Share.

The U.S. dollar value of any distribution on Common Shares made in Canadian dollars generally should be calculated by reference to the exchange rate between the U.S. dollar and the Canadian dollar in effect on the date of receipt of such distribution by the U.S. Participant (or the Plan Agent on behalf of the U.S. Participant), regardless of whether the Canadian dollars so received are in fact converted into U.S. dollars.  If the Canadian dollars so received are converted into U.S. dollars on the date of receipt, such U.S. Participant generally should not recognize foreign currency gain or loss on such conversion.  If the Canadian dollars so received are not converted into U.S. dollars on the date of receipt, such U.S. Participant generally will have a tax basis in such Canadian dollars equal to the U.S. dollar value of such Canadian dollars on the date of receipt.  Such tax basis will be used to measure gain or loss from a subsequent conversion or other disposition of the Canadian dollars.  Any gain or loss on a subsequent conversion or other taxable disposition of such Canadian dollars generally will be treated as ordinary income or loss to such U.S. Participant and generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes.

Cash distributions on Common Shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for U.S. foreign tax credit purposes as “passive category income” or, in the case of some U.S. Participants, as “general category income.”  Such dividends will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from U.S. corporations.  A U.S. Participant may be eligible to elect to claim a U.S. foreign tax credit against its U.S. federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of the Common Shares.  A U.S. Participant that does not elect to claim a U.S. foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Participant elects to do so with respect to all foreign income taxes paid or accrued in such taxable year.  The rules relating to U.S. foreign tax credits are very complex, and each U.S. Participant should consult its own tax advisor regarding the application of such rules.

Sale, Exchange or Other Taxable Disposition of Common Shares

A U.S. Participant generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of a Common Share and when it receives cash payments for fractional shares credited to its account on exiting from the Plan or otherwise.  The amount of gain or loss will equal the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and such U.S. Participant’s adjusted tax basis in such Common Share.  Such capital gain or loss generally will be long-term capital gain (currently taxable at a reduced rate for non-corporate U.S. Participants) or loss if, on the date of sale, exchange or other taxable disposition, the Common Share or fraction thereof was held by such U.S. Participant for more than one year.  The deductibility of capital losses is subject to limitations.  Such gain or loss generally will be sourced within the United States for U.S. foreign tax credit purposes.

Backup Withholding Tax and Information Reporting

Under certain circumstances, U.S. backup withholding tax and/or information reporting may apply to U.S. Participants with respect to payments made on or proceeds from the sale, exchange or other taxable disposition of Common Shares, unless an applicable exemption is satisfied.  U.S. Participants that are corporations generally are excluded from these information reporting and backup withholding tax rules.  Any amounts withheld under the backup withholding tax rules will be allowed as a credit against a U.S. Participant’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Participant furnishes the required information to the IRS on a timely basis.

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus will be passed upon for us by Farris, Vaughan, Wills & Murphy LLP, Vancouver, British Columbia, Canada.

EXPERTS

The financial statements incorporated by reference in this Registration Statement and the effectiveness of TELUS Corporation’s internal control over financial reporting have been audited by Deloitte LLP, independent registered chartered accountants, as stated in their reports incorporated by reference in this Registration Statement. Such financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 8.         Indemnification of Directors and Officers

Sections 160 to 163 of the Business Corporations Act (British Columbia) (successor to the Company Act (British Columbia)) provide as follows:

160 Subject to section 163, a company may do one or both of the following:

(a)                                 indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b)                                 after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

161 Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

(a)                                 has not been reimbursed for those expenses, and

(b)                                 is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

162 (1) Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

(2) A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

163 (1) A company must not indemnify an eligible party under section 160 (a) or pay the expenses of an eligible party under section 160 (b), 161 or 162 if any of the following circumstances apply:

(a)                                 if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)                                 if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)                                  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d)                                 in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

(2) If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

(a)                                 indemnify the eligible party under section 160 (a) in respect of the proceeding;

(b)                                 pay the expenses of the eligible party under section 160 (b), 161 or 162 in respect of the proceeding.

Article 20 of the Articles of the Registrant provides as follows:

“Indemnification

20.1 Definitions

In this Article 20:

(1) “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(2) “eligible party” means a director or former director of the Company or any subsidiary of the Company, or an officer or former officer of the Company or any subsidiary of the Company;

(3) “eligible proceeding” means a proceeding, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director, former director, officer or former officer of the Company or its subsidiaries:

(a)                                 is or may be joined as a party; or

(b)                                 is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(4) “expenses” has the meaning set out in the Business Corporations Act;

(5) “proceeding” includes a legal proceeding or investigative action, whether current, threatened, pending or completed; and

(6) “subsidiary” for this Article 20 includes any partnership or joint venture which is controlled, directly or indirectly by the Company.

20.2 Mandatory Indemnification of Eligible Parties

Subject to the Business Corporations Act, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible person is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3 Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4 Non-Compliance with Business Corporations Act

The failure of an eligible party, or any other person to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5 Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(1) is or was a director, officer, employee or agent of the Company;

(2) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(3) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

(4) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.”

To the extent permitted by law, the Company has entered into an indemnification agreement with its directors for liabilities incurred while performing their duties. The Company also maintains Directors’ & Officers’ Liability and Fiduciary Liability insurance which protect individual directors and officers and the Company against claims made, provided they acted in good faith on behalf of the Company, subject to policy restrictions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 9.         Exhibits

The following exhibits have been filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Dividend Reinvestment and Share Purchase Plan Enrollment Form of TELUS Corporation
4.2	Form of Amended and Restated Dividend Reinvestment and Share Purchase Plan of TELUS Corporation
5.1	Opinion of Farris, Vaughan, Wills & Murphy LLP as to the legality of the securities being registered
8.1	Opinion of Farris, Vaughan, Wills & Murphy LLP regarding tax matters (contained in Exhibit 5.1)
23.1	Consent of Deloitte LLP, Vancouver, British Columbia, Canada
23.2	Consent of Farris, Vaughan, Wills & Murphy LLP (contained in Exhibit 5.1)
24.1	Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-3)

Item 10.             Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Country of Canada, on this 26th day of February, 2013.

TELUS CORPORATION

By:	/s/ Darren Entwistle
	Name:	Darren Entwistle
	Title:	President and Chief Executive Officer

By:	/s/ John Gossling
	Name:	John Gossling
	Title:	Executive Vice-President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers, directors, and Authorized Representative in the United States of TELUS Corporation hereby constitutes and appoints Darren Entwistle, John Gossling and Monique Mercier, or any of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this registration statement, including any and all amendments, exhibits and supplements thereto, with any regulatory authority, granting unto the said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Title	Date

/s/ Darren Entwistle	Director, President and Chief Executive Officer	February 26, 2013
Darren Entwistle	(Principal Executive Officer)

/s/ John Gossling	Executive Vice-President and Chief Financial Officer	February 26, 2013
John Gossling	(Principal Financial Officer and Principal Accounting Officer)

/s/ Brian A. Canfield	Chairman	February 26, 2013
Brian A. Canfield

/s/ R.H. (Dick) Auchinleck	Director	February 26, 2013
R.H. (Dick) Auchinleck

/s/ A. Charles Baillie	Director	February 26, 2013
A. Charles Baillie

/s/ Micheline Bouchard	Director	February 26, 2013
Micheline Bouchard

/s/ R. John Butler	Director	February 26, 2013
R. John Butler

/s/ Stockwell Day	Director	February 26, 2013
Stockwell Day

Director
Pierre Y. Ducros

/s/ Ruston E.T. Goepel	Director	February 26, 2013
Ruston E.T. Goepel

/s/ John S. Lacey	Director	February 26, 2013
John S. Lacey

/s/ William A. MacKinnon	Director	February 26, 2013
William A. MacKinnon

/s/ John Manley	Director	February 26, 2013
John Manley

/s/ Donald P. Woodley	Director	February 26, 2013
Donald P. Woodley

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of TELUS Corporation in the United States in the State of Delaware, Country of the United States of America, on the 26th day of February, 2013.

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Dividend Reinvestment and Share Purchase Plan Enrollment Form of TELUS Corporation
4.2	Form of Amended and Restated Dividend Reinvestment and Share Purchase Plan of TELUS Corporation
5.1	Opinion of Farris, Vaughan, Wills & Murphy LLP as to the legality of the securities being registered
8.1	Opinion of Farris, Vaughan, Wills & Murphy LLP regarding tax matters (contained in Exhibit 5.1)
23.1	Consent of Deloitte LLP, Vancouver, British Columbia, Canada
23.2	Consent of Farris, Vaughan, Wills & Murphy LLP (contained in Exhibit 5.1)
24.1	Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-3)